UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AB PRIVATE LENDING FUND

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

INTERNAL WEBSITE

The following language will be available via link and/or banner on the AB internal website, THE LOOP:

HEADER: AB Funds Proxy Vote

On March 26, 2026, Equitable Holdings, Inc., AB’s parent company, and Corebridge Financial, Inc. announced an agreement to combine in a merger of equals. Shareholders of AB funds are required to approve new advisory agreements as a result of the merger.

Proxy ballots were mailed or emailed to shareholders, including AB employees, in late June. If you own any AB funds, please remember to vote before the shareholder meetings on August 3.

Questions about the proxy may be directed to your financial advisor or to Sodali & Co., our proxy solicitation firm, at 800-311-1512.

Please click here to read the proxy notification materials.

This Transaction represents a significant step forward for our parent company, creating a premier global financial services leader. For AB, it provides a stable, long-term foundation that allows us to stay focused on what we do best: delivering better outcomes for our clients.

Thank you for your support.

EMPLOYEE EMAIL

The following language will be sent to all US employees via internal email.

Subject: AB Funds Proxy Vote

Dear AB Employees,

On March 26, 2026, Equitable Holdings, Inc., AB’s parent company, and Corebridge Financial, Inc. announced an agreement to combine in a merger of equals. Shareholders of AB funds are required to approve new advisory agreements as a result of the merger.

Proxy ballots were mailed or emailed to shareholders, including AB employees, in late June. If you own any AB funds, please remember to vote before the shareholder meetings on August 3.

Questions about the proxy may be directed to your financial advisor or to Sodali & Co., our proxy solicitation firm, at 800-311-1512.

If you hold your AB funds in a Bernstein account, please contact your Bernstein Advisor with any concerns or questions.

Please click here to read the proxy notification materials.

This Transaction represents a significant step forward for our parent company, creating a premier global financial services leader. For AB, it provides a stable, long-term foundation that allows us to stay focused on what we do best: delivering better outcomes for our clients.

Thank you for your support,

Mark Manley

General Counsel and Corporate Secretary